Exhibit 99.2

McGraw Hill Financial to Acquire SNL Financial

Complementary data and analytics business expected to accelerate growth, increase margins, deepen product offerings, and expand global reach

MHFI’s 2Q earnings conference call rescheduled to 9:00am EDT today (Details Below)

NEW YORK, July 27, 2015—McGraw Hill Financial (NYSE: MHFI) today announced that it has signed a definitive agreement to acquire SNL Financial for approximately $2.225 billion in cash. The economic impact to McGraw Hill Financial will be partially offset by tax benefits with an estimated present value of approximately $550 million resulting from the transaction. SNL is privately held by an affiliate of New Mountain Capital LLC and current and former members of SNL management.

SNL’s deep product experience and rich sets of data, analytics and research in areas such as real estate and media strongly complement S&P Capital IQ’s platform in the areas of banking and insurance. SNL also adds new analytics and capabilities that expand the Platts platform across energy markets.

“We are enthusiastic about SNL because it is a fast-growing, highly complementary subscription-based business that will enable us to accelerate our strategy to be the leading provider of transparent and independent benchmarks, analytics, data and research across the global capital, commodity and corporate markets,” said Douglas L. Peterson, President and CEO of McGraw Hill Financial. “This transaction provides unique opportunities to provide our customers with end-to-end data solutions and to develop exciting new services, enhance existing offerings and expand into attractive adjacent markets. Adding SNL to our portfolio creates a high-growth market data and analytics business that will leverage the power of the S&P Capital IQ and Platts global platforms to realize the full potential of SNL’s financial and commodities products.”

Excluding amortization, the transaction is expected to be accretive to adjusted diluted EPS in 2016, and, on a GAAP basis, in 2018. The Company has also identified approximately $70 million in synergies which are expected to be fully realized by 2019 largely from operational efficiencies and McGraw Hill Financial’s ability to accelerate SNL’s international growth through its global footprint.

Mr. Peterson added, “SNL has a stellar management team that has sustained an impressive organic growth rate in the low to mid-teens for more than a decade and which has recently completed a strategic investment program designed to enhance profitability. This acquisition provides an excellent opportunity to use our balance sheet to accelerate growth while preserving our investment-grade credit rating and the financial flexibility to continue making investments in our business while returning capital to shareholders.”

“This is an exciting day for our clients, employees and shareholders and a true milestone event in our 28 year history,” said Mike Chinn, President and CEO of SNL Financial. “New Mountain Capital has been a tremendous partner for us over the last four years. The team there provided excellent guidance and supported numerous growth initiatives that enabled us to double our revenues over that period. We believe McGraw Hill Financial, Doug Peterson and his leadership team are ideal partners as we relentlessly pursue our mission of providing the highest quality sector-specific data, news and analytics to our clients. We’re thrilled to continue this journey with the McGraw Hill Financial team and join their portfolio of market-leading brands.”

Following the closing of the transaction, Mr. Chinn will report to Mr. Peterson.

Peter Masucci, Chairman of the Board of SNL Financial and Managing Director of New Mountain Capital stated, “We’re fortunate to have had the opportunity to partner with such a special company and its outstanding management team. We are confident that SNL is well-positioned to continue its strong growth as an integral part of McGraw Hill Financial and wish Mike Chinn, Doug Peterson, and their management teams great success.”

Financing and Closing Conditions

McGraw Hill Financial is expected to fund the transaction with approximately $525 million in cash and $1.7 billion in new debt.

The transaction is expected to close in the third quarter of 2015, subject to regulatory approvals and customary closing conditions.

Evercore and Goldman Sachs acted as financial advisors and Wachtell, Lipton, Rosen & Katz and Clifford Chance LLP acted as legal advisors to McGraw Hill Financial.

About SNL Financial:

Headquartered in Charlottesville, VA, SNL has approximately 3,000 employees based in 10 countries. SNL, founded in 1987, has more than 5,000 customers with deep relationships across banks, insurance companies, corporations, asset managers, power companies and other users. SNL’s areas of coverage include:

•	Financial institutions: asset and branch-level analytics; financial, industry, demographic, employment, trade area, and branch data; and global bank and insurance company news;
•	Real estate: data on 500+ global REITs, nearly 500 global property companies, and more than 100,000 unique properties and development projects;
•	Energy: financial coverage of 225+ public companies; industry forecasts; operational stats for nearly 5,000 electric utilities, natural gas companies, and coal producers; data on interstate pipelines, new power projects and mines, and energy-related emissions;
•	Media: hundreds of listed companies, US and European TV networks, global databases including detailed pay TV subscriber information and programming history, and extensive radio coverage;
•	Metals and mining: data on more than 60 countries, 300,000+ drill results, nearly 40,000 properties and nearly 3,000 active companies.

About New Mountain:

New Mountain Capital is a New York-based private equity firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, public equity, and credit funds with over $15 billion in aggregate capital commitments. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit www.newmountaincapital.com.

About McGraw Hill Financial:

McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor's Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 17,000 employees in 30 countries. Additional information is available at www.mhfi.com.

Conference Call/Webcast Details: The Company has accelerated the release of its second quarter 2015 earnings results to today at 7:30am EDT and will hold a conference call today at 9:00am EDT to review the SNL transaction and the earnings results. Additional information to be presented on the conference call will be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5197218 (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until August 27, 2015. Domestic participants may call (800) 789-9018; international participants may call +1 (203) 369-3337 (long distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•	the impact of the acquisition of SNL Financial, including the impact on the Company’s results of operations; any failure to successfully integrate SNL Financial into the Company’s operations and generate anticipated synergies and other cost savings; any failure to attract and retain key employees to execute SNL Financial’s growth strategy; and any failure to realize the intended tax benefits of the acquisition;

•	the Company’s ability to obtain the requisite regulatory approvals and to satisfy the other conditions to complete the SNL Financial acquisition; the Company’s ability to obtain sufficient debt to finance the acquisition on favorable terms; the risk of litigation, competitive responses, or unexpected costs, charges or expenses resulting from or relating to the acquisition; and any disruption to the business of the Company or SNL Financial due to the announcement or completion of the acquisition or any transaction-related uncertainty;

•	the rapidly evolving regulatory environment, in the United States and abroad, affecting Standard & Poor’s Ratings Services, Platts, S&P Dow Jones Indices, S&P Capital IQ, SNL Financial and the Company’s other businesses, including new and amended regulations and the Company’s compliance therewith;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•	worldwide economic, financial, political and regulatory conditions;

•	the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances;

•	the level of interest rates and the strength of the credit and capital markets in the United States and abroad;

•	the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential of a system or network disruption that results in regulatory penalties, remedial costs or improper disclosure of confidential information or data;

•	the effect of competitive products and pricing;

•	consolidation in the Company’s end-customer markets;

•	the impact of cost-cutting pressures across the financial services industry;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of success of new product developments and global expansion;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace;

•	the health of the commodities markets;

•	the impact of cost-cutting pressures and reduced trading in oil and other commodities markets;

•	the strength and performance of the domestic and international automotive markets;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;

•	the level of restructuring charges the Company incurs;

•	the level of the Company’s capital investments;

•	the level of the Company’s future cash flows;

•	the Company’s ability to make acquisitions and dispositions and to integrate, and realize expected synergies, savings or benefits from the businesses it acquires;

•	the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements; and

•	the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K and any subsequently filed Quarterly Report on Form 10-Q.

Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com